AGREEMENT

THIS AGREEMENT, effective as of the date provided for herein, is made and entered into by and between ARROGENE, INC., a Delaware corporation ("Company") and LARRY A. COUTURE CONSULTING, LLC, a California limited liabililty company ("Consultant").  For the definition of certain terms used in this Agreement, see Section 6 below.

The Company and Consultant agree as follows:

Section 1.  Engagement.

1.1

Engagement.  Effective on June 1, 2016, or such other date as the Company and Consultant may mutually agree (“Effective Date”), Company will engage the services of Consultant, and Consultant will accept such engagement, as an consultant of Company for the Term, subject to and in accordance with the provisions of this Agreement.

1.2

Duties.  During the Term, Consultant’s duties shall include, but are not limited to, representing Company in financial matters related to the day-to-day operation of Company, management of human resources including personnel recruitment, termination and compensation determinations, policies relating to Company personnel travel, facilities, reimbursement, and leases, contracts and other financial commitments on behalf of Company. Consultant’s discretionary authority for financial expenditures and the delegation of financial authority among Company personnel are subject to signing authority limitations determined by the Board. Leases, contracts, policies and executive level recruitments are subject to Board review and approval. Consultant's duties will also include such other activities, responsibilities and duties as may reasonably be assigned from time to time by the Executive Chairman or Board.

1.3

Attention and Effort.  During normal business hours, Consultant will devote Consultant's reasonable efforts, ability and attention to the business of Company. Consultant shall be required to devote such time, effort and attention to the affairs of the Company as may from time to time be requested by the Executive Chairman or Board. It is recognized that Consultant will concurrently be engaged by another employer which engagement will require up to 50% of Consultant’s annualized time and attention.  Further, during the Term, Consultant will not, without Company's prior written consent, directly or indirectly engage in any employment, consulting or other activity which would interfere or conflict with the performance of Consultant's duties or obligations to Company or which would directly or indirectly compete with Company.

1.4

Conflicted Interest Transactions.     Consultant acknowledges and agrees that he will abstain from exercising any right to vote in his capacity as a director or shareholder of the Company on any matter in which he has a personal interest, including, without limitation, any vote on the exercise by the Company of its rights under the Amended and Restated Series A Certificate, as defined below, or the rights of the Company under this Agreement.

Section 2.  Compensation.

2.1

Base Salary.    In consideration of Consultant’s services as CEO, the Company will pay Consultant base compensation in the amount of $260,000 per year, payable bi-weekly. Consultant will be responsible for determining and satisfying any state and Federal income and payroll tax obligations, and shall indemnify, defend and hold harmless the Company from any liability therefore.

2.2

Series A Convertible Preferred Stock.   As additional compensation for services to be performed by Consultant for the Company, the Company agrees to sell and issue to Consultant an aggregate of  1,698,044 shares of Series A Convertible Preferred Stock (the “Shares” or “Series A Preferred Stock”).  In consideration of the Shares, Consultant shall pay to the Company the sum of $169.80 (the “Purchase Price”), the receipt and sufficiency whereof is hereby acknowledged.  Concurrently with the execution and delivery of this Agreement, Consultant shall execute and deliver a Subscription Agreement substantially in the form of Exhibit 2.1 hereto making customary representations and warranties.

2.3

Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock.   The Shares of Series A Preferred Stock shall be issued under and pursuant to the Amended and Restated Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (“Series A Certificate”) in the form of Exhibit 2.2 hereof.  Consultant accepts the Shares subject to the terms and conditions of the Series A Certificate. The terms and conditions of the Series A Certificate shall be deemed incorporated herein by this reference.

2.4

Vesting and Repurchase Rights.   During the Term, the Shares of Series A Preferred Stock sold to Consultant under the terms of this Agreement shall be subject to the following vesting and repurchase rights of the Company:

(a)

“Vested Shares of Series A Preferred Stock” or “Vested Preferred Stock” shall mean shares of Series A Preferred Stock that are no longer subject to the Company’s Right of Repurchase, as defined in Section 2.3(d) below, under the following conditions:

(i)

20% of the shares of Series A Preferred Stock purchased by Consultant shall be deemed immediately vested upon issuance to Holder;

(ii)

1.67% of the shares of Series A Preferred Stock purchased by Consultant shall be deemed vested as of the last day of each completed month during the period of time that Consultant is providing services to the Company under this or any other agreement with the Company.

(iii)

All remaining Unvested Shares shall be deemed immediately vested upon a Change in Control of the Company, as that term is defined herein, provided that the Change in Control occurs during the period of time that the Holder is continuously employed by the Company.

(iv)

All remaining Unvested Shares shall be deemed immediately vested upon the Company consummating a financing in an aggregate amount of at least $2.0 million (“Qualified Financing”) provided that the Qualified Financing occurs during the period of time that the Holder is continuously employed by the Company.

Upon Consultant’s cessation of service with the Company for any reason whatsoever, no further shares of Series A Preferred Stock shall vest.

(b)

“Unvested Shares of Series A Preferred Stock” or “Unvested Preferred Stock” shall mean all shares of Series A Preferred Stock authorized by this Series that are not Vested Shares of Series A Preferred Stock.

(c)

“Change in Control of the Company” shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 5(f) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 which serve similar proposes; provided that, without limitation, such change in control shall be deemed to have occurred if and when: (a) any "person" (as such term is sued in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, or (b) a majority of the individuals who were members of the Board of Directors of the Company immediately prior to the action of the shareholders of the Company involving the election of directors or an action of the Board of Directors without action by the Company's shareholders shall not constitute a majority of the Board of Directors following such action.

(d)

Repurchase Rights.

(i)

Subject to the conditions set forth herein, the Company, by action of its Board of Directors, may redeem all or any portion of the Unvested Preferred Stock held by Consultant,  commencing immediately following the cessation of services of Consultant with the Company, for any reason whatsoever (the "Optional Redemption").  Consultant shall not have any right to demand or compel the redemption of any outstanding shares of Preferred Stock.

(ii)

In the event the Board of Directors elects to redeem the Unvested Preferred Stock held by Consultant upon the cessation of Consultant’s services with the Company, on and after the date specified in the notice provided for in Section 2.3(d) below, Consultant, upon presentation and surrender at the place designated in such notice of the certificate or certificates evidencing said Unvested Preferred Stock held by him, her or it, properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive therefor the redemption price thereof.

(iii)

If redeemed pursuant to this Section 2.3, the redemption price for each share of Unvested Series A Preferred Stock (the "Redemption Price") shall be an amount in cash equal to the Stated Value per share of Unvested Series A Preferred Stock.

(iv)

In the case of any Optional Redemption pursuant to this Section 2.3(d), at least ten (10) days and not more than forty (40) days prior to the date fixed for any such redemption of the Unvested Series A Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, first class postage prepaid, to Consultant at his email or post office address last shown on the records of the Company.  The Redemption Notice shall state:

(A)

That all of Consultant's outstanding shares of Unvested Preferred Stock are being called for redemption;

(B)

The number of shares of Unvested Preferred Stock held by Consultant that the Company intends to redeem;

(C)

The Redemption Date and the Redemption Price; and

(D)

That Consultant is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Unvested Preferred Stock to be redeemed.

(v)

Consultant shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to Consultant, and each surrendered certificate shall be cancelled and retired.

2.5

Series A Preferred Stock Conversion Rights.  Notwithstanding the provisions of the Series A Certificate, Consultant agrees that the provisions of Section 7 of the Series A Certificate regarding the conversion of shares of Series A Preferred into Common Stock shall only apply to shares of Vested Preferred Stock owned by Consultant, and shall not apply to Unvested Preferred Stock.

2.6

Incentive and Other Compensation.  Unless otherwise approved by the Board, the Consultant shall not be entitled to any incentive compensation, bonus or other forms of remuneration for services performed under this Agreement.

2.7

Benefits.  During the Term, Consultant will not be entitled to participate in such fringe benefit programs (e.g., medical, dental, disability and life insurance programs) as may be provided from time to time by the Company to other executive officers or employees.

2.8

Expenses.  During the Term, Company will reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in performance of service for Company under this Agreement (e.g., transportation, lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as the Board may from time to time establish for its Consultants generally.

Section 3.  Term and Termination.

3.1

Commencement.  The Term will commence on the date of this Agreement.

3.2

Termination.  Either the Company or Consultant shall have the right to terminate this Agreement at any time, for any reason whatsoever, upon 30 days’ written notice to the other party. Any termination of this Agreement by either party shall be deemed to constitute Consultant’s resignation as a director and executive officer of the Company. Upon termination, the Company’s Repurchase Rights, as defined in the Series A Certificate, may be exercised in accordance with the terms and conditions set forth therein.

3.3

Return of Company Property.  Upon termination of the Term, Consultant will deliver to Company any and all property of Company which is in Consultant's possession or control (including, but not limited to, any and all Materials).

3.4

Survival.  Sections 4 and 5, together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, will survive any termination of the Term.

Section 4.  Confidentiality and Work Product.

4.1

Confidential Information.  In the course of Consultant's engagement with Company, Consultant will have access to certain Confidential Information. Consultant will use and disclose Confidential Information solely for the purposes for which it is provided and will take reasonable precautions to prevent any unauthorized use or disclosure of the same. Consultant will not use or disclose any Confidential Information (a) other than as required in the course of Consultant's engagement with Company, (b) for Consultant's own personal gain, or (c) in any manner contrary to the best interests of Company.

4.2

Proprietary Information of Others.  Consultant will not use in the course of Consultant's engagement with Company, or disclose or otherwise make available to Company any information, documents or other items which Consultant may have received from any other person (e.g., a prior employer) and which Consultant is prohibited from so using, disclosing or making available (e.g., by reason of any contract, court order, law or obligation by which Consultant is bound).

4.3

Work Product.  All Work Product as a result of Consultant’s work with the Company which Consultant conceives, develops or first reduces to practice, either alone or with others, during the Term will be the sole and exclusive property of Company, together with any and all related Intellectual Property Rights. The foregoing applies to all Work Product which relates to Consultant's performance of services under this Agreement, Company's Field of Business or Company's actual or demonstrably anticipated research or development and whether or not such Work Products are conceived, developed or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities, personnel, Confidential Information or other resource of Company.

4.4

Disclosure and Protection of Work Products.  Consultant will disclose all Work Products described in paragraph 4.3 to Company, promptly and in writing.  At Company's request and at Company's expense, Consultant will assist Company or its designee in efforts to protect such Work Products.  Such assistance may include, but is not necessarily limited to, the following:  (a) making application in the United States and in foreign countries for a patent or copyright on any Work Products specified by Company; (b) executing documents of assignment to Company or its designee of all Consultant's right, title and interest in and to any Work Product and related Intellectual Property Rights; and (c) taking such additional action (including, but not limited to, the execution and delivery of documents) to perfect, evidence or vest in Company or its designee all rights, title and interest in and to any Work Product and any related Intellectual Property Right.

4.5

Materials.  All Materials and related Intellectual Property Rights will be the sole and exclusive property of Company, whether or not such Materials are marked with any Intellectual Property Right notice of Company or Consultant.  All such Materials authored, made, conceived or developed by Consultant or made available to Consultant (or any copies or extracts thereof) will be held by Consultant in trust solely for the benefit of Company.  Consultant will use such Materials only as required in the course of Consultant's engagement with Company or as otherwise authorized in writing by Company.

4.6

Exceptions.  This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Consultant's own time, unless:  (a) the invention relates (i) directly to the Company or (ii) to Company's actual or demonstrable anticipated research or development; or (b) the invention results from any work performed by Consultant for Company.

Section 5.  Noncompetition and Nonsolicitation.

5.1

Noncompetition.  During the Term and for a period of two (2) years after the end of the Term, Consultant will not directly or indirectly be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with any business activity which is within Company's Field of Business within a radius of 100 miles from any geographical territory or location where the Company transacts business.  For purposes of the foregoing, Consultant will be deemed to be connected with such business if the business is carried on by:  (a) a partnership in which the Consultant is general or limited partner; (b) a corporation of which Consultant is a shareholder (other than a shareholder owning less than 5% of the total outstanding shares of the corporation), officer, or director; or is an employee, consultant, agent, member or other representative. Notwithstanding the provisions of this Section 5.1, and for the avoidance of doubt, it is agreed that Consultant’s involvement with other companies in cancer, cell and longevity therapies so long as not in direct competition with the Company shall not be deemed a violation of this Agreement, and Consultant may continue such activities throughout the term of this Agreement.

5.2

Nonsolicitation.  During the Term and for a period of two (2) years after the end of the Term, Consultant will not directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Company or to divert any business from Company;  (a) any employee, consultant or representative of Company; (b) any contractor or supplier of Company; (c) any customer or client of Company; or (d) any prospective customer or client from which Consultant solicited business within the last year of the Term.  Further, Consultant will not directly or indirectly disclose the names, dresses, telephone numbers, compensation, or arrangements between Company and any person or entity described in (a), (b) or (c) above to any competitor of Company.

Section 6.  Definitions.

Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

6.1

"Board" means Company's Board of Directors.

6.2

"Company's Field of Business" means any of the fields of the Company's business. On the date of the Agreement, Company's Field of Business includes, but is not necessarily limited to, the following: The development, clinical translation and commercialization of nanobiopharmaceuticals for human diseases, as well as the development of nanobiopharmaceutical-based diagnostic drugs for human disease detection.

6.3

"Confidential Information" means any information that is confidential, proprietary or trade secret information of Company or any of its customer or clients or any other information the use of disclosure of which by Company is prohibited or restricted (e.g., by reason of any contract, court order, law or other obligation by which Company is bound). "Confidential Information" may include, but is not necessarily limited to, technology, computer programs, business plans, marketing plans, information as to existing or future products or services of Company, financial projections, unpublished works of original authorship, customer lists, financial information, and trade secrets.

Notwithstanding the foregoing, the restrictions on disclosure and use of information and materials as set forth in Section 4 shall not apply to the following, and the following is not confidential or proprietary information:  (1) any information or materials which were generally available to the public at the time made available to Consultant by the Company; (2) any information or materials which become, without breach of Section 4 and through no fault of Consultant, generally available to the public; (3) any information or materials which Consultant has received from other sources prior to the date of this Agreement, subject to no restrictions on disclosure applicable to Consultant; and (4) any information or materials which Consultant at any time lawfully obtains from a third party who is not under any obligation of secrecy or confidentiality to the Company, under circumstances permitting disclosure by Consultant to others without restriction.

In the event that Consultant is requested or becomes legally compelled (by oral questions, interrogatories, request for Confidential Information or documents, subpoena, civil investigative demand or similar process or otherwise) to disclose any of the Confidential Information, Consultant will provide the Company with prompt prior written notice so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not sought or obtained, the Consultant will furnish only that portion of the Confidential Information which it is advised by written opinion of counsel is legally required.

6.4

"Intellectual Property Right" means any patent, copyright, trade secret, trade name, trademark or other intellectual property right.

6.5

"Materials" means hardware, software, programs, manuals, drawings, designs, articles, writings, data, notes, memorandum, manuscripts, notebooks, proposals, work plans, interim and final reports, project files, client contract records and other tangible manifestations of any Confidential Information or Work Products.

6.6

"Term" means the term of Consultant's engagement as an Consultant of Company pursuant to this Agreement.

6.7

"Work Product" means any invention, discovery, concept or idea (including, but not necessarily limited to, hardware, software programs, or processes, techniques, know-how, methods, systems, improvements, analytical reports, and other developments).

Section 7.  Miscellaneous.

7.1

Compliance with Laws.  In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

7.2

Equitable Relief.  Consultant acknowledges that:  the provisions of Sections 4 and 5 are essential to Company; Company would not enter into this Agreement if it did not include such provisions; the damages sustained by Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that Company may have (e.g., under this Agreement, by law or otherwise), Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

7.3

Nonwaiver.  The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.

7.4

Entire Agreement.  This Agreement constitutes the Entire Agreement, and supersedes any and all prior Agreements, between Company and Consultant. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

7.5

Applicable Law.  This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of California, without reference to its choice of law rules.

7.6

Attorneys Fees.  In the event that either party consults or retains an attorney to enforce the terms of this Agreement, the prevailing party in any such dispute or litigation shall be entitled to recover from the other party its reasonable attorneys fees and costs incurred.

7.7

Severability.  If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable to the extent permitted by law.

Company:

ARROGENE, INC., a Delaware corporation

By:  /s/ Jack Kavanaugh

Its: Executive Chairman

Consultant:

LARRY A. COUTURE CONSULTING, LLC

By:  /s. Larry A. Couture

Larry A. Couture,  Manager